[OraSure Technologies Logo]	Exhibit 99

October 2, 2006

Via Federal Express

and Facsimile (914-524-6811)

Peter C. Mann

Interim President & CEO

Prestige Brands Holdings, Inc.

90 North Broadway

Irvington, NY 10533

Charles N. Jolly, Esq.

Secretary & General Counsel

Prestige Brands Holdings, Inc.

90 North Broadway

Irvington, NY 10533

Re:	Distribution Agreement, dated as of April 24, 2003, as amended (the “Agreement”), between OraSure Technologies, Inc. (“OraSure”) and Medtech Products, Inc. and Prestige Brands Holdings, Inc. (as Guarantor) (collectively, “Prestige”)

Gentlemen:

We received the September 25, 2006 letter from Chuck Jolly notifying OraSure of Prestige’s attempt to assert a right not to renew the above-referenced Agreement beyond December 31, 2007.

We disagree that Prestige has a unilateral right to elect not to renew the Agreement, as suggested by Chuck’s letter. Section 11.1 states that the Agreement “shall automatically be renewed for successive periods of one (1) year each . . . so long as Distributor has met its minimum purchase commitment under Section 6.2 for each Contract Year.” There is no other provision in Section 11 of the Agreement or elsewhere which gives Prestige, or OraSure for that matter, the right to unilaterally decide not to renew the Agreement.

Since Prestige has met its minimum purchase commitments for 2006 and all other completed Contract Years under the Agreement, and intends to do so for 2007, the Agreement will extend for at least one year beyond 2007, or until December 31, 2008. Accordingly, we believe your attempted notice of non-renewal, as set forth in the September 25, 2006 letter, is without any legal or other effect.

Your letter also indicates Prestige’s apparent continued interest in renegotiating the terms of the Agreement. We currently have a valid and enforceable Agreement that governs the terms of our relationship for the next two years or more. There is, accordingly, nothing at this point to “renegotiate.” Therefore, while OraSure remains open to further discussions regarding the future business arrangements between our companies, we believe such discussions would not be productive at this stage without first reaching an acceptable resolution to Prestige’s clear and material breach of the Agreement resulting from its acquisition of the Wartner® product.

If you have any questions with respect to the foregoing, please contact the undersigned.

Sincerely,

/s/ Jack E. Jerrett

Jack E. Jerrett, Esq.

Senior Vice President

and General Counsel

JEJ:kfo

cc:	Douglas A. Michels
Ronald H. Spair
Joseph E. Zack